Exhibit 99.1

UCN REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

inContact Segment Revenue Up 97% Quarter-over-Quarter

and 82% Year-over-Year

Salt Lake City – March 20, 2008 – UCN, Inc. (NASDAQ: UCNN), ), the leading provider of on-demand applications for intelligent routing and agent improvement, today reported financial results for the fourth quarter and year ended December 31, 2007.

FOURTH QUARTER 2007 HIGHLIGHTS

•	Consolidated revenue for the quarter increased $1.1 million to $20.1 million, a 6% improvement over the same period in 2006.

•	Consolidated costs of revenue as a percentage of revenue for the quarter decreased by 8.5 percentage points to 52.9% over the same period in 2006.

•

Revenue for the inContact® business segment increased 97% to $6.9 million ($2.9 million telecom-related) in the quarter, as compared to an adjusted $3.5 million ($2.3 million telecom-related) during the same period in 2006. (Certain amounts for prior periods have been adjusted and were reported in the Form 8-K filed with the SEC on March 14, 2008.)

•

Technology services revenue within the inContact segment (defined as software revenue and related fees with no telecom revenue or related fees) increased 233% to $4.0 million for the quarter versus $1.2 million for the same period in 2006.

FULL YEAR 2007 HIGHLIGHTS

•

Consolidated revenue for the year was $79.5 million, including contribution of $3.8 million from two acquisitions in the first quarter. This compares to consolidated revenue of $82.8 million in 2006 and reflects the company’s reduced emphasis on the Telecom segment and its increased emphasis on marketing inContact technology services.

•	InContact segment revenue increased 82% to $24.2 million ($10.7 million telecom-related) in 2007 versus an adjusted 2006 inContact segment revenue of $13.3 million ($9.3 million telecom-related).

•	Technology services revenue within the inContact segment increased 238% to $13.5 million in 2007 as compared to $4.0 million in 2006.

•	EBITDA (a non-GAAP measure) was a loss of $613,000, which includes stock-based compensation of $1.4 million. (See discussion about the presentation of EBITDA below.)

•	On a consolidated year-over-year basis, costs of revenue as a percentage of revenue decreased substantially to 55.6% in 2007 from an adjusted 64.6% in 2006.

“In 2007, UCN accomplished its primary goal by growing its inContact technology services revenue by 238% over 2006. This growth resulted in a significant improvement in our gross margins,” said Paul Jarman, UCN CEO. “We also broadened our workforce optimization suite with four new products and substantially enhanced UCN’s infrastructure in preparation for future growth. On the customer side, we won opportunities with significant enterprise customers and demonstrated our ability to grow revenue with our existing customers.”

“We anticipate 2008 will be another great growth year for us. Our new products and significant customer wins demonstrate our leadership position in providing an all-in-one, on-demand solution addressing both the workforce optimization and call routing solutions for contact centers. This strong leadership position, combined with our rapidly increasing inContact revenue, should create a very exciting year for our shareholders.”

FOURTH QUARTER FINANCIAL RESULTS

Consolidated Results

Revenue for the quarter increased 6% or $1.1 million to $20.1 million compared to $19 million for the same period 2006. The increase is driven by a $3.4 million ($.6 million telecom related) increase in the inContact segment, which was offset by a $2.3 million decrease in the company’s Telecom segment. Costs of revenue as a percentage of revenue decreased 8.6 percentage points to 52.9% during the quarter from 61.5% in the same period in 2006. UCN calculates costs of revenue as a percentage of revenue by dividing costs of revenue by revenue. The company’s costs of revenue do not include certain costs like depreciation and amortization related to the production of revenue. Therefore a GAAP gross profit or gross profit margin cannot be calculated, which is considered standard practice in the telecommunications industry.

Net loss for the quarter was $2.3 million or $0.07 per share, as compared to a net loss of $1.8 million or $0.07 cents per share for the same period in 2006. The net loss is attributable to the continued investment in the inContact segment, as well as depreciation and amortization expense of $1.5 million, and stock-based compensation of $422,000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that management believes provides important insight into UCN’s operating results (see reconciliation non-GAAP measures below). Included in the EBITDA loss of $619,000 for the quarter was stock-based compensation expense of $427,000.

inContact Segment Results

The inContact segment revenue increased 97% to $6.9 million ($2.9 million telecom-related) for the quarter compared to $3.5 million ($2.3 million telecom-related) during the same period in 2006. The $3.4 million increase in the inContact revenue is made up of $2.3 million of internal UCN growth as well as $1.1 million of additional quarterly revenue provided by the two acquisitions of the Echo and Workforce Management products during first quarter 2007. Costs of revenue as a percentage of revenue improved to 28.8% for the quarter, as compared to 43.1% in the same period in 2006. The inContact segment revenue of $6.9 million for the quarter includes $2.9 million of related long distance voice and data services and approximately $4.0 million of inContact technology services. These services include automatic call distribution, interactive voice response, computer telephony integration, call recording, conferencing, call monitoring, and reporting. The inContact segment includes revenues from customers using at least $100 of inContact services, professional and set-up fees, as well as all of the customer’s long distance voice and data services.

FISCAL 2007 FINANCIAL RESULTS

Consolidated Results

Revenue for 2007 decreased $3.3 million to $79.5 million versus record revenue of $82.8 million in 2006. This decrease is driven by accelerated attrition in the company’s Telecom segment, which decreased by $14.2 million during the year, and offset by a $10.9 million increase (in the inContact segment. These fluctuations in the segments helped improve the company’s costs of revenue as a percentage of revenue which decreased 9.0 percentage points to 55.6% from 64.6% in the same period in 2006.

Net loss for 2007 was $7.6 million or $0.26 per share, as compared to a net loss of $7.8 million or $0.32 per share for the same period in 2006. The net loss for the year includes: continued investments in the promotion and development of inContact, as well as depreciation and amortization expense of $6.2 million and stock-based compensation of $1.4 million. EBITDA was a loss of $613,000 for 2007 as compared to an EBITDA gain of $622,000 during 2006.

inContact Segment Results

UCN’s inContact segment revenue increased 82% to $24.2 million ($10.7 million telecom-related) in 2007 versus $13.3 million ($9.3 million telecom-related) in 2006. The increase of $10.9 million includes $7.1 million of internally generated revenue, while the balance of $3.8 million was contributed by the company’s two acquisitions in first quarter 2007. Costs of revenue as a percentage of revenue improved from 47.6% to 30.7%, and was due primarily to the additional high margin revenue contributed by the acquisitions. The inContact segment revenue of $24.2 million in 2007 includes $10.7 million of related long distance voice and data services as well as approximately $13.5 million of inContact technology services.

FINANCIAL OUTLOOK

UCN provides the following guidance for the full year of 2008:

•	Technology services revenue (defined as software and related fees only, no telecom and related fees included) is expected to range between $23 million and $26 million.

•	Consolidated gross margins are expected to continue to increase throughout 2008.

•	Consolidated revenue is expected to range between $81 million to $88 million.

Year-over-Year Comparison

	FY 2007	Est FY 2008	Change (%)
inContact – Software Services	$13.5	$23 - $26	70%-93%
Long Distance*	$66.0	$58 - $62	(12%-6%	)
Total	$79.5	$81 - $88	2% - 11%

*	Includes both inContact-related Long Distance and Telecom Segment Long Distance.

$=Millions

CONFERENCE CALL INFORMATION

UCN will host a conference call to discuss its fourth quarter and year end 2007 results later today at 4:30 pm Eastern (1:30 pm Pacific)

Dial-In Number: 1-866-225-8754

International: 1-480-629-9564

Conference ID#: 3856934

The call will be recorded and accessible as an audio file after the call from UCN’s investor page at www.ucn.net/investors. A replay of the call will be available after 7:30 p.m. on the same day and until March 27, 2008:

Toll-free replay number: 1-877-519-4471

International replay number: 1-973-341-3080

Replay Pin#: 9430997

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

UCN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,760	$4,559
Short term investments	2,000
Restricted cash	—	10
Accounts and other receivables, net of allowance for uncollectible accounts of $1,779 and $1,746 respectively	9,988	8,996
Other current assets	928	594

Total current assets	15,676	14,159
Property and equipment, net	6,375	4,810
Intangible assets, net	6,835	6,373
Goodwill	2,155	—
Other assets	314	617

Total assets	$31,355	$25,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$781	$720
Trade accounts payable	7,713	8,350
Accrued liabilities	2,120	2,024
Accrued commissions	1,470	1,448
Deferred revenue	338	—

Total current liabilities	12,422	12,542
Long-term debt and capital lease obligations	746	6,523
Other long-term liabilities	172	46

Total liabilities	13,340	19,111
Total stockholders’ equity	18,015	6,848

Total liabilities and stockholders’ equity	$31,355	$25,959

UCN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data - unaudited)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenue	$20,060	$19,006	$79,482	$82,800
Operating expenses:
Costs of revenue (excluding depreciation and amortization included below)	10,618	11,684	44,213	53,455
Selling and promotion	4,278	3,500	16,113	14,048
General and administrative	4,824	3,279	17,261	13,064
Depreciation and amortization	1,473	1,835	6,213	7,457
Research and development	959	326	2,508	1,247

Total operating expenses	22,152	20,624	86,308	89,271

Loss from operations	(2,092)	(1,618)	(6,826)	(6,471)
Other income (expense):
Interest income	33	6	55	130
Interest expense	(232)	(228)	(761)	(1,056)
Loss on early extinguishment of debt	—	—	—	(364)

Total other expense	(199)	(222)	(706)	(1,290)

Net loss before income taxes	(2,291)	(1,840)	(7,532)	(7,761)
Income tax benefit (expense)	(4)	(3)	(18)	(14)

Net loss	$(2,295)	$(1,843)	$(7,550)	$(7,775)

Net loss per common share:
Basic and diluted	$(0.07)	$(0.07)	$(0.26)	$(0.32)
Weighted average common shares outstanding:
Basic and diluted	30,976	25,215	28,603	24,390

Segment Reporting

UCN manages its business based on two user segments: Telecom and inContact. The Telecom segment includes all voice and data long distance services provided to users not utilizing at least $100 of inContact services. The inContact segment includes users with at least $100 of monthly inContact Software as a Service (“SaaS”) as well as all of that user’s long distance. UCN began offering its inContact SaaS products to its purely long distance users beginning 2005 and as users began using inContact SaaS, all of their revenue was allocated from the Telecom segment to the inContact segment in accordance with UCN’s segmentation policy.

An inContact segment purchase includes any of the inContact SaaS solution product features (referred to as SaaS) such as:

•	Skills-based routing,

•	Automated call distribution (“ACD”),

•	Self-service menus,

•	Speech recognition based automated interactive voice response,

•	Database integration with the contact handling technology,

•	Multimedia contact management (voice, fax, email, chat),

•	Management reporting features,

•	Performance optimization benchmarking,

•	Custom call routing and call flow design, and

•	New hire screening and on-line training tools.

In February 2007, UCN closed two acquisitions which have been added to the inContact segment. The BenchmarkPortal, Inc. acquisition allows us to provide users a hosted process for measuring the effectiveness of agent interactions with clients. The ScheduleQ, LLC acquisition allows UCN to provide our users a hosted solution for automating the scheduling, forecasting and alert notification functions common to most contact center/user service type operations.

Operating segment revenues and profitability for the quarters ended December 31, 2007 and 2006, respectively, were as follows (in thousands):

	Quarter Ended December 31, 2007
	Telecom	inContact	Consolidated
Revenue	$13,142	$6,918	$20,060
Costs of revenue (excluding depreciation and amortization shown separately below)	8,624	1,994	10,618
Selling and promotion	1,436	2,842	4,278
General and administrative	2,525	2,299	4,824
Depreciation and amortization	700	773	1,473
Research and development	—	959	959

Loss from operations	$(143)	$(1,949)	$(2,092)

	Quarter Ended December 31, 2006 - as restated
	Telecom	inContact	Consolidated
Revenue	$15,497	$3,509	$19,006
Costs of revenue (excluding depreciation and amortization shown separately below)	10,171	1,513	11,684
Selling and promotion	1,961	1,539	3,500
General and administrative	2,270	1,013	3,283
Depreciation and amortization	1,311	523	1,834
Research and development	—	323	323

Loss from operations	$(216)	$(1,402)	$(1,618)

For the quarter ended December 31, 2007, inContact segment revenue of $6.9 million includes $2.9 million of related long distance voice and data service revenue and $4.0 million of SaaS service revenue. The SaaS service revenue of $4.0 million includes $50,000 of non-recurring services such as setup and call flow scripting. For the quarter ended December 31, 2006, restated inContact segment revenue of $3.5 million includes $2.3 million of related long distance voice and data service revenue and $1.2 million of SaaS service revenue. The SaaS service revenue of $1.2 million includes $203,000 of non-recurring services such as setup and call flow scripting.

Operating segment revenues and profitability for the years ended December 31, 2007 and 2006, respectively, were as follows (in thousands – as restated):

	Year Ended December 31, 2007
	Telecom	inContact	Consolidated
Revenue	$55,304	$24,178	$79,482
Costs of revenue (excluding depreciation and amortization shown separately below)	36,799	7,414	44,213
Selling and promotion	6,324	9,789	16,113
General and administrative	9,917	7,344	17,261
Depreciation and amortization	3,308	2,905	6,213
Research and development	—	2,508	2,508

Loss from operations	$(1,044)	$(5,782)	$(6,826)

	Year Ended December 31, 2006 - as restated
	Telecom	inContact	Consolidated
Revenue	$69,528	$13,272	$82,800
Costs of revenue (excluding depreciation and amortization shown separately below)	47,138	6,317	53,455
Selling and promotion	8,230	5,818	14,048
General and administrative	9,606	3,460	13,064
Depreciation and amortization	5,435	2,021	7,457
Research and development	—	1,247	1,247

Loss from operations	$(881)	$(5,591)	$(6,471)

For the year ended December 31, 2007, inContact segment revenue of $24.2 million, which includes amounts that have been restated, includes $10.7 million of related long distance voice and data service revenue and $13.5 million of SaaS service revenue. The SaaS service revenue of $13.5 million includes $887,000 of non-recurring services such as setup and call flow scripting. For the year ended December 31, 2006, restated inContact segment revenue of $13.3 million includes $9.3 million of related long distance voice and data service revenue and $4.0 million of SaaS service revenue. The SaaS service revenue of $4.0 million includes $608,000 of non-recurring services such as setup and call flow scripting.

Income Taxes:

UCN has not yet completed its tax provision process for the year ended 2007. Upon its completion, it is possible that adjustments to the Consolidate Balance Sheet and Consolidated Statement of Operations as they relate to income taxes may need to be made. As a result, these statements along with any reference to net loss as reported herein would be affected accordingly.

Reconciliation of Non-GAAP Measures:

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding UCN’s operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, we believe that this information is helpful for investors to more easily understand our operating financial performance. We also feel this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDA to Net income (loss) applicable to

common stockholders as it is presented on the Consolidated

Statements of Operations for UCN, Inc.

(in thousands - unaudited)

	Quarter ended December 31,
	2007	2006
Net loss	$(2,295)	$(1,843)
Depreciation and amortization	1,473	1,835
Interest income and expense, net	199	222
Income tax expense	4	3

EBITDA	$(619)	$217

	Year ended December 31,
	2007	2006
Net loss	$(7,550)	$(7,775)
Depreciation and amortization	6,213	7,457
Interest income and expense, net	706	926
Income tax expense	18	14

EBITDA	$(613)	$622